Exhibit 10.1
SECOND AMENDMENT TO THE
AMENDMENT AND RESTATEMENT OF THE
EQUITY INCENTIVE PLAN OF
MANOR CARE, INC.
     WHEREAS, Manor Care, Inc. (“Company”) has adopted the Amendment and Restatement of the Equity Incentive Plan of Manor Care, Inc. (“Plan”) for the benefit of key employees, directors and consultants;
     WHEREAS, pursuant to Section 11.2, the Compensation Committee of the Board of Directors (the “Committee”) has the authority to amend the Plan; and
     WHEREAS, at a meeting on October 6, 2005, the Committee approved the following amendments to the Plan.
     NOW THEREFORE, in consideration of the foregoing, the Plan is hereby amended, effective as of October 6, 2005 as follows:
     1. Section 1.4 of the Plan is amended to read as follows:
        “Award” shall mean an Option, Restricted Stock, Stock Appreciation Rights or RSU Award made pursuant to this Plan.
     2. The provisions of Article I of the Plan are amended by adding the following provisions:
     1.35. “Period of Restriction” means the period during which the vesting of a RSU is limited and the units are subject to substantial risk of forfeiture.
     1.36. “Plan Restrictions” means the restrictions set forth in Article VIII hereof on any transfer of Common Stock, or any interest therein, which is the subject of a Restricted Stock Award granted hereunder or the restrictions set forth in Article XII hereof on receiving the benefit of a RSU Award.
     1.37. “RSU” means a restricted stock unit. An RSU Award granted to an Employee, Outside Director or Consultant pursuant to Article XII herein shall be settled by the delivery of one share of Common Stock for each RSU as specified in the applicable RSU Award Agreement. The Award of an RSU represents the promise of the Company to deliver Common Stock at the end of the Period of Restriction (or such later date as provided by the RSU Award Agreement) in accordance with and subject to the terms and conditions of the applicable RSU Award Agreement, and is not intended to constitute a transfer of “property” within the meaning of

Section 83 of the Internal Revenue Code unless and until the Common Stock is actually delivered.
     1.38. “RSU Award Agreement” means the written agreement between the Holder and the Company relating to the grant of RSUs to the Holder.
     3. The provisions of the Plan are further amended by adding Article XII as follows:
ARTICLE XII
RSU Awards
     12.1. Eligibility. Subject to the Award Limit, RSUs may be awarded to any Employee, Outside Director or Consultant who the Administrator selects as eligible to receive such RSUs .
     12.2. Termination. If during the Period of Restriction the Holder incurs a Termination of Consultancy, Termination of Directorship or Termination of Employment, as applicable , the RSU Award Agreement shall provide the extent to which the Holder shall receive any benefit pursuant to such RSU Award or whether all or any portion of such RSU Award shall be forfeited. The Holder shall have no further interest in any RSU Award that is forfeited.
     12.3. General. The Administrator may, from time to time, designate those Employees, Outside Directors or Consultants to be granted RSU Awards under the Plan, the number of RSUs to be granted in an RSU Award, the terms of the RSUs, and such other conditions as the Administrator may deem appropriate. Not all grants of RSU Awards need to be on the same terms and conditions even though granted at the same time, and the terms of RSU Award Agreements may vary from time to time and from Holder to Holder, depending upon the purpose of the RSU Award; provided, however, all RSU Awards shall be subject of the provisions of Section 12.7 hereof.
     12.4. Limitation. The Period of Restriction on any RSU Award may be of any length of time and/or may have the Period of Restriction shortened or established by Performance Criteria as determined by the Administrator.
     12.5. Additional Restrictions. RSU Awards shall be expressly subject to the terms and conditions of this Article XII, but the Administrator may establish additional restrictions, including Performance Criteria, on the settlement of any RSU Award.
     12.6. Plan Restrictions. During the Period of Restriction for any RSU Award, a Holder may not, voluntarily or involuntarily, sell, assign, encumber, pledge or otherwise transfer any interest the Holder has in the RSU Award otherwise than by will or the law of descent and distribution. Any attempted sale, assignment, encumbrance, pledge or other transfer of the RSU interest in derogation of these restrictions shall result in a forfeiture to the Corporation of the RSU Award(s) subject to such attempted transfer.

     12.7. Award Agreement. Each person granted an RSU Award shall enter into an RSU Award Agreement with the Company in a form specified by the Administrator, agreeing to the terms and conditions of the RSU Award (including whether the Holder will be entitled to dividend equivalents) and such other matters as the Administrator shall in its sole discretion determine, including any additional conditions of forfeiture. The execution and delivery of the RSU Award Agreement by the Holder of the RSU Award shall be a condition precedent to the Holder having any interest in the RSU Award. Failure to execute and deliver the RSU Award Agreement within not less than sixty (60) days after the grant of an RSU Award may terminate the RSU Award upon the determination of the Administrator. If any Holder forfeits any RSU Award, or any such award otherwise terminates with respect to any RSUs without the Plan Restrictions being terminated, the Holder shall have no further interest in such RSUs.
     IN WITNESS WHEREOF, the Company has caused this amendment to the Plan to be executed by its duly authorized officer as of October 6, 2005.

MANOR CARE, INC.

/s/ R. Jeffrey Bixler

R. Jeffrey Bixler, Secretary